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                     TECHNICLONE INTERNATIONAL CORPORATION
                            A CALIFORNIA CORPORATION

                 REGULATION S SECURITIES SUBSCRIPTION AGREEMENT

         THE PREFERRED STOCK BEING SUBSCRIBED FOR HEREIN AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK (COLLECTIVELY THE "SECURITIES") HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES A CT OF 193 3, A S AMENDED, (THE "ACT') OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW THEY ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S ("REGULATION S') PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

         THIS SUBSCRIPTION AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. INVESTMENT IN SUCH SECURITIES INVOLVES A HIGH DEGREE OF RISK IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND THE RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT REVIEWED, PASSED UPON, CONFIRMED OR DETERMINED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT OR A NY INFORMATION PROVIDED BY THE COMPANY TO POTENTIAL INVESTORS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Regulation S Securities Subscription Agreement (the "Agreement") is executed by the undersigned (the "Subscriber") in connection with the offer and subscription by the undersigned for 10% Class B Convertible Preferred Stock $ 1. 00 par value per share (the "Preferred Stock") of Techniclone International Corporation, a California corporation (the "Company"). The Preferred Stock is being offered in increments of at least 50 shares, at a purchase price of $1,000 per Preferred Share or $50,000 up to a maximum amount of 10,000 shares of Preferred Stock or $10.0 million (the "Offering"). The terms of the Preferred Stock, including the terms on which the Preferred Stock may be converted into common stock, no par value of the Company (the "Common Stock"), are set forth in the Certificate of Determination of Class B Convertible Preferred Stock (the "Certificate of Determination"), in substantially the form attached hereto as Exhibit A. The solicitation of this Subscription and, if accepted by the Company, the offer and sale of Preferred Stock, are being made in reliance upon the provisions of Regulation S ("Regulation S") promulgated under the United States Securities Act of 1933, as amended (the "Act"). The Preferred Stock, and the Common Stock issuable upon conversion thereof (the "Shares"), are sometimes referred to herein collectively as the "Securities." The

                                  EXHIBIT 4.1                                 34
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Subscriber wishes to subscribe for Preferred Stock in the amount set forth in
Section 17 in accordance with the terms and conditions of the form of Preferred Shares and this Agreement. It is agreed as follows:

1.       Offer to Subscribe; Purchase Price and Closing; and Placement Fees

         The Subscriber hereby offers to subscribe for and purchase Preferred Stock, for the aggregate purchase price set out in Section 17 of this Agreement. Subscriber agrees that Company may reduce the aggregate amount of Preferred Stock subscribed for pursuant hereto if, in the Company's discretion, the Offering is over-subscribed. Assuming that the minimum placement amount of $5 million (or less, if accepted by the Company) and corresponding subscription agreements accepted by the Company are received into the Company's designated escrow account for this Offering (the "Escrow Account") no later than December 22, 1995 (the "Offering Termination Date"), the closing as to each Subscriber (the"Closing") shall be deemed to occur when this Agreement has been executed by both the Subscriber and the Company and payment shall have been made by the Subscriber, by wire transfer, as directed in writing by the Company, to the Company's designated escrow account, for payment in consideration for the Company's delivery of certificates representing the Preferred Stock subscribed for. If the Closing does not occur on or prior to December 22, 1995, the Escrow Agent will be instructed to release to Subscriber its subscription payment, with interest accrued from receipt of such payment into the Escrow Account under the terms of the Escrow Account, as soon as practicable thereafter in accordance with wire instructions provided by Subscriber. The parties hereto acknowledge that Swartz Investments, Inc, is acting as placement agent (the "Placement Agent") for this Offering, and will be compensated by the Company.

2. Representations; Access to Information; Independent Information; Independent Investigation

         2.1 Offshore Transaction. The Subscriber represents and warrants to the Company that (i) the Subscriber is not a "U.S. person" as that term is defined in Rule 902(o) of Regulation S (a copy of which definition is attached as Exhibit B) including, without limitation if a business organization, such as a corporation or partnership, (a) it is organized under the laws of a jurisdiction other than the United States and (b) if organized by a "U.S. Person" principally for the purpose of investing in securities not registered under the Act, it was organized and is owned by accredited investors (as defined in Rule 501 (a) of Regulation D under the Act) who are not natural persons, estates or trusts; (ii) the Securities were not offered to the Subscriber in the United States and at the time of the execution of this Subscription Agreement and the time of any offer to the Subscriber to purchase the Securities hereunder, the Subscriber was physically outside the United States; (iii) the Subscriber is purchasing the Securities for its own account and not on behalf of or for the benefit of any U.S. person and the sale and resale of the Securities have not been prearranged with any U.S. person or buyer in the United States; (iv) the Subscriber agrees, and to the best knowledge of the Subscriber each distributor, if any, participating in the offering of the Securities, has agreed, that all offers and sales of the Securities prior to the expiration of a period commencing on the date of the last Closing of a sale and purchase of

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                 Preferred Stock (the "Last Closing") and ending ninety days thereafter (the "Restricted Period") shall not be made to U.S. persons or for the account or benefit of U.S. persons. Subscriber is not a distributor or dealer with respect to the Securities.

         2.2 Subscriber's Independent Investigation. The Subscriber, in offering to subscribe for the Securities hereunder, has relied solely upon an independent investigation made by it and its representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine all books and records of the Company, and all material contracts and documents of the Company which have been filed as exhibits to the Company's filings made under the Act and the Securities Exchange Act of 1934, as amended. In making its investment decision to purchase the Preferred Stock, the Subscriber is not relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement, or on any information other than that contained in the Company's Annual Report on Form 10-K for the year ended April 30, 1995 and (ii) Quarterly Report on Form I O-Q for the quarter ended July 31. 1995. The Subscriber has relied upon a representation of Swartz Investments, Inc. that Swartz did not offer the Preferred Stock to any Subscribers in the U.S. or to any person in the U.S. (unless they have signed the required fiduciary certificate), or any U.S. person. The Subscriber has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment. The Subscriber is an accredited investor as defined in Rule 501 of Regulation D, a copy of which definition is attached hereto as Exhibit C.

         2.3 Subscriber's Economic Risk. The Subscriber understands and acknowledges that an investment in the Securities involves a high degree of risk. The Subscriber represents that the Subscriber is able to bear the economic risk of an investment in the Securities, which Subscriber acknowledges are currently illiquid and may remain illiquid indefinitely, including a possible total loss of investment. in making this statement the Subscriber hereby represents and warrants to the Company that the Subscriber has adequate means of providing for the Subscriber's current needs and contingencies; the Subscriber is able to afford to hold the Securities for an indefinite period and the Subscriber further represents that the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the investment in the Securities to be received by the Subscriber. Further, the Subscriber represents, as of the date of signing this Agreement, that the Subscriber has no present need for liquidity in the Securities and the Subscriber is willing to accept such investment risks.

         2.4 No Government Recommendation or Approval. The Subscriber understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon or made any recommendation or endorsement of the Company, the Offering or the subscription of the Securities.

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         2.5     No Directed Selling Efforts in Regard to this Transaction. To the best of the knowledge of the Subscriber and Company, neither the Company nor any distributor participating in the Offering, nor any person acting for the Company or any such distributor, has conducted any "directed selling efforts" in the United States as the term "directed selling efforts" is defined in Rule 902 of Regulation S (without the subscriber having undertaken any investigation or inquiry), which in general, means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities being offered. Such activity includes, without limitation, the mailing of printed material to investors residing in the United States, the holding of promotional seminars in the United States, and the placement of advertisements with radio or television stations broadcasting in the United States or in publications with a general circulation in the United States, which discuss the offering of the Securities.

         2.6 Company's Reliance on Representations of Subscribers. This Agreement is made by the Company with each Subscriber in reliance upon such Subscriber's representations and covenants made in this Section 2, which reliance by his execution of this Agreement the Subscriber hereby confirms.

         2.7 Securities Not Registered Under Securities Act. Subscriber understands that the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock (the "Shares") have not been registered under the Act or any state securities laws ("State Acts") and are being offered and sold pursuant to Regulation S based in part upon the representations of Subscriber contained herein. The Common Stock does, however, carry certain registration rights as set forth in the Registration Rights Agreement executed by the parties hereto.

         2.8 No Public Solicitation. Subscriber knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Securities.

         2.9 Investment Intent (Including No Present Intent to Sell Securities at PreDetermined Time). Subscriber is acquiring the Preferred Stock to be issued and sold hereunder (and the Shares issuable upon conversion of the Preferred Stock) for his, her or its own account (or a trust account if such Subscriber is a trustee) for investment and not as a nominee and not with a view to the distribution thereof Subscriber understands that Subscriber must bear the economic risk of this investment indefinitely unless such Preferred Stock or such Shares are registered pursuant to the Act and any applicable State Acts, or an exemption from such registration is available, and that the Company has no present intention of registering any such sale of the Preferred Stock or such Shares, Subscriber represents and warrants to the Company that as of the date of this Agreement, Subscriber has no present plan or intention to sell the Preferred Stock or the Shares in the United States at any predetermined time, and has made no predetermined arrangements to sell the Preferred Stock or the Shares. Subscriber covenants that neither Subscriber nor its affiliates nor any person acting on its or their behalf has entered, has the intention of entering, or will enter into any put

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                 option, short position or other similar instrument or position in the U.S. with respect to the Preferred Stock or Common Stock of the Company anytime after receipt of the term sheet from Swartz Investments concerning this Regulation S Offering until the end of the Restricted Period, or for purposes of lowering the price at which the Preferred Stock are convertible into Shares and neither Subscriber nor any of its affiliates nor any person acting on its or their behalf will at any time use Shares acquired upon conversion of the Preferred Stock to settle/cover any put option, short position or other similar instrument or position.

         2.10 Subscriber Not to Sell or Transfer Securities in Violation of the Securities Laws. Subscriber covenants that he, she or it will not make any sale, transfer or other disposition of the Preferred Stock or the Shares in violation of the Act (including Regulation S), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable State Acts or the rules and regulations of the Securities and Exchange Commission (the "Commission") or of any state securities commissions or similar state authorities promulgated under any of the foregoing.

         2.11 Subscriber's Power and Authority. Subscriber has the full power and authority to execute, deliver and perform this Agreement. This Agreement, when executed and delivered by Subscriber, will constitute a valid and legally binding obligation of Subscriber, enforceable in accordance with its terms.

         2.12 Signatory's Representation. The signatory to this Agreement hereby represents and warrants that he, she or it is:

                 (a) not a U. S. Person (as defined in Regulation S), and is not located in the U. S. at the time of signing this Agreement.

                 If the signatory to this Agreement does not meet the requirement in sub-section (a) herein, signatory represents he, she or it is:

                 (b) a professional fiduciary of Subscriber (as described in Section (o)(2) through (o)(4) of Rule 902 of Regulation S), acting solely in his capacity as holder of such account, as a fiduciary, executor or trustee, and has completed and signed the accompanying Certificate (Exhibit D) and forwarded it to Swartz Investments, Inc.

         2.13 No Tax Advice From Company. Subscriber has reviewed with his, her or its own tax advisors the foreign, U.S. federal, state and local tax consequences of this investment, and the transactions contemplated by this Agreement. Subscriber is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Subscriber (and not the Company) shall be responsible for the Subscriber's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         2.14 No Legal Advice from Company. Subscriber acknowledges that he, she, or it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his, or her or its own legal counsel. Subscriber is relying solely on such counsel and not on any statements or representations of the

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                 Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement, except for the representations, warranties and covenants set forth herein and in the opinion provided for in paragraph 7.3 herein.

         2.15 Offering Material Statements. Subscriber acknowledges and agrees that all offering materials and documents used in connection with the offers and sales of the Securities to it included statements to the effect of those contained in the first fall capitalized paragraph of this Agreement.

         2.16 No Scheme to Evade Registration. Subscriber's acquisition of the Securities is not a transaction (or any element of a series of transactions) that is part of a plan or scheme to evade the registration provisions of the Act.

3.       Resales of Securities by Subscriber

         Subscriber acknowledges, covenants and agrees that the Securities may and will only be resold by it (a) in compliance with Regulation S and applicable State Acts, if any; or (b) pursuant to an exemption from registration under the Act and applicable State Acts, if any; or c) pursuant to an effective and current Registration Statement under the Act. In addition, in connection with any resale of the Preferred Stock in accordance with clause (a) or (b), above, the subscriber will deliver to the Company and will cause the purchaser to deliver to the Company following documents:

         3.1 Documents to be Delivered for Offshore Regulation S Resales. If the shares of Preferred Stock are being resold in compliance with Regulation S:

                 1. Sales Agreement, executed by Subscriber and Purchaser (in the form of Exhibit E);
                 2.       Seller Representation Letter (in the form of Exhibit
                          F);
                 3. Assignment Separate from Certificate (in the form of Exhibit G) (or endorsed Certificates);
                 4.       Seller's Instruction Letter (in the form of Exhibit
                          H); and
                 5.       Purchaser Representation Letter (in the form of
                          Exhibit 1).

         3.2 Documents to be Delivered for Resales into the United States. If the shares of Preferred Stock are being resold pursuant to an exemption from registration under the Act other than Regulation S:

                 1. Sales Agreement, executed by both Subscriber and Purchaser (in the form of Exhibit E);
                 2.       Seller Representation Letter (in the form of Exhibit
                          J);
                 3. Assignment Separate from Certificate (in the form of Exhibit G) (or endorsed Certificates);
                 4.       Seller's Instruction Letter (in the form of Exhibit
                          H); and
                 5.       Purchaser Representation Letter (in the form of
                          Exhibit 1).

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         Upon receipt of the executed documents listed above, the Company will effect the transfer of the Preferred Stock on the Company's books and will issue and deliver new Preferred Stock in the purchaser's name within three (3) business days of such receipt. The provisions of this Section 3 shall not apply to subsequent resales of Preferred Stock that have been sold by Subscriber in compliance with this Section 3.

4.       Legends; Subsequent Sale of Securities

         4.1 The certificates representing the Preferred Stock shall bear the first legend set forth in Section 4.1 (a), 4.1 (b) and 4.1
                 (c) below and any other legend or legends as reasonably required to comply with the state, U.S. federal or foreign law.

                 (a) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"). THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S, PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION OR SAFE HARBOR FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                 (b) THESE SECURITIES MAY NOT BE OFFERED OR SOLD TO OR FOR THE BENEFIT OR ACCOUNT OF A "U.S. PERSON," AS THAT TERM IS DEFINED IN RULE 902(o) OF REGULATIONS, PRIOR TO THE EXPIRATION OF A PERIOD COMMENCING ON THE DATE OF THE LAST CLOSING OF A SALE AND PURCHASE OF THE SECURITIES AND ENDING NINETY DAYS THEREAFTER.

                 (c) THE ISSUER WILL FURNISH, WITHOUT CHARGE, TO THE HOLDER OF THIS CERTIFICATE, UPON REQUEST, THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS AND SERIES OF STOCK OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

         4.2 Prior to the forty (40) day period following the Last Closing, any Preferred Shoes submitted to the transfer agent to be converted into shares of Common Stock shall bear the Regulation S legend set forth at Section 4.1 (a) of this Agreement.

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                 (a)      Except for Sections 2.1 and 2.9 of this Agreement,
                          which sections are not applicable, each Subscriber asserts that the representations and warranties made by the Subscribers in the Subscription Agreement are true on the date the Subscriber presents the Preferred Shares for transfer, including the fact that he, she or it is not or was not engaged in a plan or scheme to evade the registration provisions of the Securities Act of 1933, as amended, then at any time after the forty (40) day period following the date of Last Closing, any Subscriber issued Preferred Shares pursuant to a Subscription Agreement is entitled to submit its certificate representing the Preferred Shares ("Stock Certificates") to the Transfer Agent to either have the Regulation S restrictive legend set forth in Section 4.1 (a) of the Subscription Agreement ("Regulation S Restrictive Legend") removed or (ii) to convert such Subscribers's Preferred Shares into shares of Converted Stock, the certificates for which shall bear no Regulation S Restrictive Legend.

                 (b) Except for Sections 2.1 and 2.9 of this Agreement, which sections are not applicable, the representations and warranties made by the Subscribers in the Subscription Agreement remain true upon presentation of the Preferred Shares for transfer, including the fact that he, she or it is not or was not engaged in a plan or scheme to evade the registration provisions of the Securities Act of 1933, as amended, then, at any time after the ninety (90) day period following the date of Last Closing (the "Unrestricted Conversion Period"), any Subscriber issued Preferred Shares pursuant to a Subscription Agreement is entitled to submit its certificate representing the Preferred Shares to the Transfer Agent to either (i) have the Regulation S and contractual restrictive legends set forth in Section 4.1 (a) and (b) of the Subscription Agreement ("Contractual Legend") removed or (ii) to convert such Subscriber's Preferred Shares into shares of Converted Stock, the certificates for which shall bear no Contractual Legend.

                 (c) Any conversion of the Preferred Shares shall be at the conversion prices (the "Conversion Price") specified in Section 5 of the Certificate of Determination (which Section is set forth in the Irrevocable Instructions Agreement at Exhibit A). Any such conversion shall be accomplished by delivering the Stock Certificates, duly executed for transfer, to be converted along with the notice required by said
                          Section 5 ("Notice of Conversion") to the Transfer Agent. The Preferred Shares so delivered will be converted into shares of Converted Stock (but only in multiples of $50,000).

                 (d) The Company and Subscribers have agreed that Company will provide the Transfer Agent with irrevocable instructions to convert one or more of any Subscriber's Preferred Shares into shares of Converted Stock upon receipt of valid Notice of Conversion from a Subscriber and the Stock Certificates, duly executed for transfer. The number of shares of Converted Stock into which the Preferred Shares may be converted is hereinafter referred to as the "Conversion Rate" for such Preferred Shares.

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5.       Notice of Issuance of Securities

         The Company will not issue any debt or equity securities for cash in public or private capital raising transactions ("Future Offerings") for a period of seventy five (75) days after the Last Closing without obtaining the prior written approval of Subscribers holding a majority of the purchase price of Preferred Stock then outstanding. Furthermore, the Company will not conduct any Future Offerings for a period of two hundred and forty (240) days after the Last Closing without delivering to the Subscriber, at least seven (7) days prior to the closing of such issuance, written notice describing the proposed issuance and the terms upon which such securities are being issued, and providing the Subscriber the option during such seven (7) day period to purchase the securities being offered in the Future Offerings on the same terms as contemplated by such Future Offerings and in the amount set forth below (the limitations referred to in this and the immediately preceding sentence are collectively referred to as the "Capital Raising Limitation"). The Capital Raising Limitation shall not apply to any transaction involving the Company's commercial banking arrangements or issuances of securities in connection with a merger, consolidation or sale of assets, or in connection with or as part of the same transaction as a joint venture or other acquisition or disposition of a business, a product or a license by the Company or exercise of options by employees, consultants or directors or any transaction with a strategic corporate partner. The Capital Raising Limitation also shall not apply to the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of November 24, 1995, or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan. The amount of securities which a Subscriber is entitled to purchase in such a Future Offering shall be a number obtained by multiplying the aggregate amount of securities being offered in the Future Offering by a fraction, the numerator of which is the purchase price of the Preferred Stock purchased by the Subscriber pursuant to this Agreement and the denominator of which is the aggregate dollar amount of Preferred Stock placed in this Offering.

6.       Representations and Warranties of Company

         Company represents and warrants to Subscriber as follows:

         6.1 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, USA and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company and its subsidiaries taken as a whole. The Company, to its knowledge is not the subject of any pending or threatened investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, or the Securities and Exchange Commission which have not been disclosed in the reports referred to in Section 6.5 below.

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
         6.2 Corporate Condition. The Company's condition was, in all material respects, as described in the Company's reports filed pursuant to the Exchange Act and provided to Subscriber in accordance with Section 2.2 above as of the dates of such reports. There have been no material adverse changes in the Company's financial condition or business since the date of the latest report, except as described in the Company's press releases, copies of which have been provided to Subscriber.

         6.3 Authorization. All corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Preferred Stock being sold hereunder and issuance of the Common Stock obtainable on conversion of the Preferred Stock have been taken, and this Agreement and the Registration Rights Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

         6.4 Valid Issuance of Preferred Stock and Common Stock. The Preferred Stock, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and nonassessable and, based in part upon the representations of the Subscriber in this Agreement, will be issued in compliance with all applicable U.S. federal and state securities laws. The Common Stock issuable upon conversion of the Preferred Stock when issued in accordance with the terms of the Preferred Stock shall be duly and validly issued and outstanding, fully paid and nonassessable, and based in part on the representations and warranties of Subscriber and any transferee of the Preferred Stock, will be issued in compliance with all applicable U.S. federal and state securities laws.

         6.5 Current Public Information. The Company represents and warrants to the Subscriber that the Company is a "reporting issuer" as defined in Rule 902(l) of Regulation S and it has a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or is required to file reports pursuant to Section 15(d) of the Exchange Act, and has filed all the materials required to be filed as reports pursuant to the Exchange Act for a period of at least twelve months preceding the date hereof (or for such shorter period as the Company was required by law to file such material), and all such filings have been made on a timely basis. The Company undertakes to furnish the Subscriber with copies of such information as may be reasonably requested by the Subscriber prior to consummation of this Offering.

         6.6 No Securities Offered in U.S. or to any U.S. Person. The Company represents that the Preferred Stock was not offered to a Subscriber in the U.S. or, to any person in the United States or any U.S. Person (as defined in Regulation S), and has relied upon a representation of Swartz Investments, Inc. that Swartz did not offer the Preferred Stock to any Subscribers in the U.S. or to any person in the U.S. (unless they have signed the required fiduciary certificate), or any U.S. person.

         6.7 Capitalization Structure of the Company. The capitalization of Company, as of the date of the Closing, as set forth in Exhibit L.

         6.8 Termination Date of Offering. In no event shall the Last Closing of a sale of a Preferred Stock occur later than December 22, 1995.

         6.9 Use of Proceeds. As of the date hereof, the Company expects to use the proceeds from this Offering (less fees and expenses) for the purposes and in the approximate amounts set forth in Exhibit M hereto. These purposes and amounts are estimates and are subject to change.

         6.10 Liquidated Damages for Late Conversion. As set forth in the Certificate of Designation, the Company shall use all reasonable efforts to issue and deliver, within three (3) business days after the Subscriber has fulfilled all conditions and submitted all necessary documents duly executed and in proper form, required for conversion (the "Deadline"), to such Holder of Class B Convertible Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled upon submission of a notice of conversion. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Deadline could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay liquidated damages to the Holder for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond 5 business days from the date of receipt by the Company of a notice of conversion and the transfer agent of all necessary documentation duly executed and in proper form required for conversion, including the original certificate representing the Preferred Shares to be converted, all in accordance with the subscription documents and the requirements of the transfer agent):

                 No. Business Days Late         Liquidated Damages
                 ----------------------         ------------------
                               1                     $500
                               2                     $1,000
                               3                     $1,500
                               4                     $2,000
                               5                     $2,500
                               6                     $3,000
                               7                     $3,500
                               8                     $4,000
                               9                     $4,500
                              10                     $5,000
                 Greater than 10                     $5,000 + $1,000 for each
                                                     Business Day Late beyond 10 days

                 The Company shall pay any liquidated damages incurred under this Section by check within 7 business days from the date of issuance of Shares.

         6.11 Payment of Accrued Interest on Funds in Escrow. The Company shall pay interest to each Subscriber prior to the Last Closing in an amount equal to 10% per annum of interest of the Original Class B Issue Price (which is $1,000 per share) per annum for the period commencing on the date that, in connection with the consummation of the initial purchase by Subscriber of its shares of Convertible Class B Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for such shares of Class B Convertible Preferred Stock and ending on the Last Closing Date. Such payment shall be made by the Company to Subscriber, by check, within 7 days of the date of the Last Closing.

         6.12 Company To Be Listed On NASDAQ Within 120 Days. Company represents that it intends to utilize a portion of the proceeds from this offering so it can be listed on NASDAQ's small capitalization market or NASDAQ's national market system. The Company shall use its best efforts to obtain such listing as soon as practicable, including filing for NASDAQ listing no later than 30 days following the date of Last Closing. If Company fails to obtain the aforementioned NASDAQ listing within 120 days from the date of Last Closing, Company shall be obligated to pay to Subscriber (or any subsequent holder) in Convertible Class B Stock an amount equal to 1.5% per month until such listing is obtained.

         6.13    Planned Increase in Authorized Common Stock

                 Company agrees to recommend to its shareholder at its annual meeting on or before August 1, 1996 that the company increase the authorized number of shares of common stock to 50 million shares.

7.       Covenants of Company

         7.1 Independent Auditors. The Company shall, until at least December 6, 1998, maintain as its independent auditors an accounting firm authorized to practice before the SEC.

         7.2 Corporate Existence and Taxes. The Company shall, until at least the earlier of December 15, 1998, or the conversion or redemption of the Preferred Stock purchased pursuant to this Agreement maintain its corporate existence in good standing (provided, however, that the foregoing covenant shall not prevent the Company from entering into any merger or corporate reorganization as long as the surviving entity in such transaction, if not the Company, assumes the Company's obligations with respect to the Preferred Stock) and shall pay all its taxes when due except for taxes which the Company disputes.

         7.3 Opinion of Counsel. Subscriber shall, upon purchase of the Preferred Stock, receive an opinion letter from outside counsel to the Company, to the effect that (i) the Company is duly incorporated and validly existing under the laws of California;
                 (ii) this Agreement, the Registration Rights Agreement, the issuance of the Preferred Stock, and (assuming there are sufficient authorized shares) the issuance of the Common Stock upon conversion of the Preferred Stock have been duly authorized by all required corporate action, and that all such Shares, upon delivery, shall be validly issued and outstanding, fully paid and nonassessable; (iii) this Agreement constitutes valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability of any indemnification provisions may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of laws governing specific performance and other equitable remedies; and (iv) based upon the representations and warranties of the Subscribers contained in the Regulation S Subscription Agreements entered into in connection with the Offering, and assuming that no Subscriber is engaged in a plan or scheme to evade the registration requirements of the Act, the issuance of the Preferred Stock has been effected in compliance with Regulation S, and the issuance of the Shares upon conversion of the Preferred Stock in accordance with their terms by the holders of the Preferred Stock (assuming that no commission or other remuneration is paid or given, directly or indirectly, for soliciting such conversion) will not be subject to the registration provisions of the Act.

         7.4 Registration Rights. The Company will grant Subscriber the registration rights covering the Common Stock issuable on conversion of the Preferred Stock on substantially the terms of the Registration Rights Agreement attached hereto as Exhibit N.

         7.5 Notification of Final Closing Date & Restricted Period by Company. Within five (5) business days after the Last Closing, the Company shall notify the Subscriber in writing that the final Closing has occurred, the date of the final Closing, the date upon which the 40 day restricted period and the ninety
                 (90) day contractual restricted period will terminate with respect to the Securities, and the value of the fixed strike price, as that term is defined in the Preferred Shares.

8.       Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Exchange Act which matters shall be construed and interpreted in accordance with such laws. Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard and determined only in either a federal or state court sitting in the County of Orange in the State of California, U.S.A.

9.       Entire Agreement; Written Amendments Required

         This Agreement, the Preferred Stock, the Registration Rights Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

10.      Written Notices, Etc.

         Any notice, demand or request required or permitted to be given by either the Company or the Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, or by facsimile (with a hard copy to follow by two day courier), addressed to the parties at the addresses and/or facsimile telephone number of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

11.      Execution in Counterparts Permitted

         This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together hall constitute one instrument.

12.      Severability of Agreement

         In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

13.      Titles and Subtitles; Gender

         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others.

14.      Exact Registered Name of Security Holder; Offshore Delivery
         Instructions

         Subscriber agrees to provide Company with the exact name in which it wishes the securities to be registered by providing that information on the accompanying signature page of his Agreement. Additionally, Subscriber also agrees to provide Company with detailed delivery instructions to an offshore addressee and will also provide that information on the accompanying signature page of this Agreement.

15.      Subscriber to Forward Original Signed Subscription Agreement to Company

         Subscriber agrees to courier to Company his, her or its original inked signed Subscription Agreement within 2 days of faxing said signed agreement to placement agent, Swartz Investments, Inc.

16.      Assignment.

         Neither party to this Agreement may assign this Agreement without the written consent of the other (which may be withheld for any reason). This provision does not limit the Subscriber's right to transfer the Securities pursuant to the terms of the Preferred Shares and this Agreement.

[See following page for provisions regarding the amount of your subscription, the exact name in which the security is to be issued, and offshore delivery instructions.]

17.      Amount

         The undersigned hereby subscribes for $___________ purchase price of Preferred Stock, and pays herewith funds in the amount of ___________ U.S Dollars ($___________ U.S.).

         The undersigned acknowledges that this Agreement and the subscription represented hereby shall not be effective unless accepted by the Company as indicated below.

Dated this      day of                     , 1995.

---------------------------------------------             -----------------------------------------------
Your Signature                                            EXACT NAME IN WHICH YOU WANT
                                                          THE SECURITIES TO BE REGISTERED
                                                          (Please Print Exact Registered Name)

---------------------------------------------             OFFSHORE DELIVERY INSTRUCTIONS:
Name:  Please Print

                                                                Please type or print address where your
                                                                security is to be delivered

                                                                ATTN:
                                                                     ------------------------------------

---------------------------------------------                   -----------------------------------------
Title/Representative Capacity (if applicable)                   Street Address


---------------------------------------------                   -----------------------------------------
Name of Company You Represent (if applicable)                   Street Address


---------------------------------------------                   -----------------------------------------
Place of Execution of this Agreement                            City, State or Province, Country


                                                                -----------------------------------------
                                                                Offshore Postal Code

                                                                -----------------------------------------
                                                                Phone Number (For Federal Express)

                                                                -----------------------------------------
                                                                Facsimile Number (re: Notice)


         THIS SUBSCRIPTION IS ACCEPTED BY THE COMPANY ON THE     DAY OF
               1995.

                               TECHNICLONE INTERNATIONAL CORPORATION
                                    A California Corporation

                                  By:
                                     ------------------------------------

                                  Print Name:
                                             ----------------------------
                                  Title:
                                        ---------------------------------

                   FIDUCIARY, EXECUTOR OR TRUSTEE CERTIFICATE

         Nature of Signatory. The signatory to this Agreement hereby represents and warrants that if he, she or it is a U.S. Person (as defined in Regulation S) or is located in the U.S. at the time of signing this Agreement, then he, she or it is:

         a professional fiduciary of Subscriber (as described in Section o(2) through (o)(4) of Rule 902 of Regulation S), acting solely mi his capacity as holder of such account, in which case:

         (i) After due inquiry the Subscriber is not a U.S. Person (as defined in Regulation S); and

         (ii)    either (sign either A, B or C, as applicable):

                 A. The account for which the Securities are being purchased by Subscriber is a discretionary account which the undersigned manages and holds for the benefit or account of Subscriber and the Subscriber is not located in the U.S. at the time of signing this Agreement;

                                                                     (signature)
                                              -----------------------

                 OR

                 B. The account for which the Securities are being purchased by Subscriber is the account of an estate of which the undersigned acts as executor, provided that an executor or administrator who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate, and the estate is governed by foreign law and provided further that the Subscriber is not located in the U.S. at the time of signing this Agreement;

                                                                     (signature)
                                              -----------------------

                 OR

                 C. The account for which the securities are being purchased by Subscriber is the account of a trust of which the undersigned acts as trustee, provided that a trustee who is not a U.S. Person (as defined in Regulation S) has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person (as defined in Regulation S) and provided further that the Subscriber is not located in the U.S. at the time of signing this Agreement.

                                                                     (signature)
                                              -----------------------


---------------------------            -----------------------------------------
Print Your Name                        Person or Entity for Whom You are Signing